UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2026

Quantum Cyber N.V.

(Exact Name of Registrant as Specified in its Charter)

The Netherlands	001-41010	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1501 Belvedere Road Suite 500, West Palm Beach, FL 33406

(Address of Principal Executive Offices) (Zip Code)

+1 (561) 562-4111

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange On Which Registered
Ordinary Shares, nominal value €0.01 per share	QUCY	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement with Peter O’Rourke

On July 6, 2026 (the “Effective Date”), the Board of Directors (the “Board”) of Quantum Cyber N.V.(the “Company”) approved, and Quantum Drones Corporation (“Quantum Drones”), a wholly owned subsidiary of the Company, entered into, an executive employment agreement with Peter O’Rourke (the “Employment Agreement”), effective as of July 1, 2026, pursuant to which Mr. O’Rourke shall serve as the President of Quantum Drones. The Employment Agreement provides for an initial term of twelve months commencing on the Effective Date, followed by six automatic renewal periods unless either party provides at least 21 days prior written notice of non-renewal pursuant to the terms of the Employment Agreement.

Pursuant to the Employment Agreement, Mr. O’Rourke will receive a monthly base salary of $20,833.33 (the “Base Salary”), less applicable taxes and withholdings and $50,000, which Mr. O’Rourke previously received or shall receive for services rendered as a director of the Company, as such, reducing Mr. O’Rourke’s Base Salary for the remainder of 2026 to $16,666.67 per month. Pursuant to the terms of the Employment Agreement, Quantum Drones shall review the Base Salary at least annually for merit, performance, and market competitiveness and following such review, Quantum Drones may increase the Base Salary in its discretion, taking into consideration Executive’s performance, responsibilities, and prevailing market compensation for similarly situated executives. The Employment Agreement further provides that Mr. O’Rourke shall be granted stock options to purchase up to 112,859 ordinary shares of the Company, at an exercise price of $1.45 per share.

In the event of termination by Mr. O’Rourke for Good Reason (each as defined in the Employment Agreement), Mr. O’Rourke will be entitled to receive: (i) accrued compensation through the termination date; (ii) unreimbursed expenses; and (iii) accrued benefits under Quantum Drones’ benefit plan (the “Accrued Obligations”). In the event of termination by Quantum Drones without Cause, Quantum Drones shall provide Mr. O’Rourke with severance in the form of continuation of his Base Salary for one month following the termination date, in addition to the Accrued Obligations.

The Employment Agreement also contains customary provisions relating to, among other things, confidentiality, non-competition, non-solicitation, non-interference and non-disparagement.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Appointment of Louis Buffalino

Effective as of July 1, 2026, to fill vacancy in the composition of the Board, the Board of the Company appointed Louis Buffalino to serve as a director until the annual general meeting of the Company to be held in 2027 or until Mr. Buffalino’s successor is duly elected and qualified, or his earlier death, resignation or removal. Mr. Buffalino has also been appointed to each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee of the Board. Mr. Buffalino will receive the Company’s standard compensation for non-employee directors, which is described in the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on June 1, 2026. The Board has affirmatively determined that Mr. Buffalino qualifies as an independent director under the listing standards of the Nasdaq Stock Market.

Louis Buffalino has served as a director of the Board since July 2026. Prior to Mr. Buffalino’s service on the Board, Mr. Buffalino has served as Senior Vice President at Cushman & Wakefield, a global Real Estate Services firm, from September 2012 to 2024. From December 2019 to September 2024, Mr. Buffalino chaired the Nominating and Governance Committee and sat on the Audit and Compensation Committees of Blink Charging Inc. From August 2021 to September 2022, Mr. Buffalino served as a Board Member and Chief Operating Officer of CleanTech Acquisition. Mr. Buffalino received a Bachelor of Arts in Public Administration & Humanities from Providence College.

There are no arrangements or understandings between Mr. Buffalino and any other person pursuant to which Mr. Buffalino was named a director of the Company. Mr. Buffalino does not have any direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Exhibit
10.1	Employment Agreement, dated July 6, 2026, by and between Quantum Drones Corporation and Peter O’Rourke
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Quantum Cyber N.V.

	By:	/s/ William Caragol
	Name:	William Caragol
	Title:	Chief Financial Officer

Dated: July 6, 2026

2